EXHIBIT 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into by and between Genprex, Inc.  (the “Company”) and Julien L.  Pham (the “Employee”), as of the date signed by Employee below.  This Agreement sets forth the mutual agreement of the Company and Employee regarding Employee’s separation from employment.

In consideration of the mutual covenants and promises below, the Company and Employee agree as follows:

1.

Last Day of Employment.  Employee resigned his employment with the Company effective April 27, 2020, (the “Separation Date”).  Employee has been paid all wages or other amounts to which he is entitled through the Separation Date.  The Separation Date will be the employment termination date for Employee for all purposes, meaning Employee will no longer be entitled to any further compensation, monies or other benefits from the Company, including coverage under any benefit plans or programs sponsored by the Company, except as expressly provided under this Agreement or as required by law.

2.

Severance Payment and Other Consideration.  In exchange for the Release in Section 6 and the covenants contained in this Agreement and the Future Consultation described in Section 6, the Company shall provide the following to Employee:

a.

Severance Payment.  The Company shall pay Employee a severance payment in the total gross amount of $156,250.00, representing five months of Employee’s base salary, less applicable withholdings and deductions (the “Severance Payment”), provided Employee agrees to and complies with the terms of this Agreement, and does not revoke this Agreement within the seven (7) day revocation period provided in Section 21.  The Severance Payment will be paid over a period of five months, with the first payment being made on the first regularly scheduled payday following the expiration of seven (7) days after Employee signs and returns this Agreement, less applicable withholdings and deductions, in accordance with the Company’s normal payroll schedule.

b.

Stock Options.  Employee has been granted the following options to purchase shares of the Company’s common stock: (i) an option exercisable for 329,673 shares of Company common stock granted on May 23, 2018, with vesting dependent on achievement of certain performance milestones (the “Performance Option”); (ii) an option exercisable for 162,800 shares of Company common stock granted on November 3, 2016, with vesting over time; (iii) an option exercisable for 329,673 shares of Company common stock granted on May 23, 2018, with vesting over time; and (iv) an option exercisable for 432,692 shares of Company common stock granted on January 27, 2019, with vesting over time (each of the options described in (ii), (iii) and (iv) is referred to as a “Time-Based Option” and collectively the options described in (ii), (iii) and (iv) are referred to as the “Time-Based Options”).  The Parties agree that for purposes of determining the number of shares of the Company’s common stock that Employee is entitled to purchase from the Company pursuant to the exercise of the Time-Based Options, Employee will be considered to have vested only up to the Separation Date.  The Parties agree that for purposes of determining the number of shares of the Company’s common stock that Employee is entitled to purchase from the Company pursuant to the exercise of the Performance Options, none of the performance milestones have been met as of the Separation Date, and that the Performance Option, to the extent not already expired, shall expire as of the Separation Date.  In consideration of Employee’s execution of this Agreement and Employee’s fulfillment of all of the terms and conditions of this Agreement, upon the expiration of eight (8) days after Employee signs and returns this Agreement, provided Employee does not revoke this Agreement in accordance with the provisions of Section 21, the Company shall accelerate the vesting of each of the Time-Based Options so that each of the Time-Based Options is vested with respect to all of the shares subject to each Time-Based Option (the “Additional Vesting”).  Employee’s rights and obligations with respect to each of such Time-Based Options shall continue to be governed by the terms and conditions of the Company’s 2009 Equity Incentive Plan or the Company’s 2018 Equity Incentive Plan, as applicable, and the respective Notice of Stock Option Grant and Stock Option Agreement evidencing such Time-Based Option (collectively, the “Stock Option Agreements”), except that Employee shall not in any calendar week exercise any Time-Based Option, and the Company shall not process any such exercise, with respect to a number of shares that, together with all other exercises by Employee of Time-Based Options in that same calendar week, exceeds the number that is ten percent (10%) of the average daily trading volume for the ten trading days immediately preceding such exercise(s), of the Company’s common stock on the Nasdaq Capital Market (or such other market on which the Company’s common stock is then traded), as reported by Nasdaq (or such other market).  Employee acknowledges that without this Agreement, Employee is otherwise not entitled to the Additional Vesting consideration.

c.

Benefits.  Employee’s health insurance benefits shall cease on April 30, 2020, subject to Employee’s right to continue health insurance under the federal Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”).  As consideration for and in exchange for signing this Agreement and abiding by its terms, and to the extent provided by COBRA or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, including health, dental, vision, and all other health benefits currently provided, the Company will pay to Employee on or about the 15th day of each of, May, June, July August, and September 2020, an amount equal to $887.22 (the amount of the monthly health plan premium that the Company was paying for Employee as of the Separation Date), in each case less applicable withholdings and deductions, such amount representing the monthly health plan premium that the Company was paying for Employee as of the Separation Date.  The Company’s obligation to pay such premiums is subject to Employee’s timely election of, and eligibility for, COBRA coverage or equivalent coverage.

d.

Bonus.  The Company does not expect to pay its Chief Executive Officer or its Chief Financial Officer any bonus with respect to goals achieved in the year ended December 31, 2019.  However, in the event the Company does pay such a bonus or any additional remuneration to its Chief Executive Officer or its Chief Financial Officer for work performed or goals achieved in 2019, then Employee will be entitled to be paid, at the time such bonus, if any, is actually paid to the Chief Executive Officer or the Chief Financial Officer, a bonus of an equivalent amount or if the amounts differ, the average of the bonuses given to the Chief Executive Officer and the Chief Financial Officer, paid at the same time the others are paid.

3.

No Other Payments or Benefits.  Employee expressly acknowledges that the payments and other consideration set forth in Section 2 are the total payments Employee will receive from, or that will be paid on Employee’s behalf by, the Company, except as set forth in Section 5 with respect to the Future Consultation Services.  Employee understands that Employee is not entitled to receive, and will not receive, any additional wages, money, severance, compensation, bonuses, commissions, or benefits of any kind from the Company other than as set forth in this Agreement.  Employee acknowledges and agrees that the benefits set forth in Section 2 of this Agreement are in full satisfaction of any amounts or benefits that may be owed to Employee.

4.

Tax Consequences.  The Company makes no representations or warranties with respect to the tax consequences of the payments, bonus, stock options, and any other consideration provided to Employee or made on his behalf under the terms of this Agreement.  Employee agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon.  Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay, or delayed payment of, federal, state or local taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.  Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due in payment of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company in the event of the Company’s failure to withhold, or delayed payment of, such federal, state or local taxes by the Company.

5.

Future Consultation.  In an effort to maintain a smooth transition of Employee’s duties, Employee agrees to assist the Company for the five (5) months starting from the effective date of this Agreement with consultation and information concerning any actions related to the transition of Employee’s duties including, but not limited to, answering questions and providing information and guidance on potential issues or questions relating to the transition of Employee’s duties, in a timely manner.  In the event Employee is called upon by the Company to assist in the transition of his duties, Employee will be compensated by the Company in the amount of $500.00 per hour for Employee’s time, and the Company will make commercially reasonable efforts to name Employee as an insured on its directors’ and officers’ liability insurance policy or to provide a similar insurance policy that covers the same potential liability for such assistance before requesting any such assistance.  Such assistance, if any, shall be advisory in nature and is not intended to exceed two (2) hours per week.  In the event Company is unable to provide or secure directors’ and officers’ liability insurance or such other insurance for Employee for this future consultation, Company agrees that Employee is relieved from all requirements to provide future consultation.

6.

Release by Employee.  In consideration of the payments, promises, covenants and releases made by the Company, the adequacy and sufficiency of which are acknowledged, Employee, on behalf of himself, his heirs, personal representatives, successors and assigns, and any other person or entity that could or might act on behalf of Employee, including, without limitation, his counsel (all of whom are collectively referred to as “Employee Releasers”) forever releases the Company, and its affiliates, parents, divisions, subsidiaries, shareholders, investors, administrators, benefit plan administrators, owners, officers, directors, board members, managers, trustees, agents, attorneys, insurers, representatives, employees, predecessors, successors, and assigns (“Releasees”) from and against any and all actions, claims, damages, causes of action, demands, liabilities, and obligations whatsoever, whether known or unknown, absolute or contingent, accrued or unaccrued, that the Employee Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring from the beginning of time through the date Employee signs this Agreement (the “Employee Released Claims”).  The Employee Released Claims include, without limitation:

a.

any and all claims based upon express or implied contract and claims for breach of contract, including but not limited to any claims arising from or related to the Amended and Restated Executive Employment Agreement dated as of May 23, 2018 (the “Employment Agreement”), by and between the Company and the Employee, the Stock Option Agreements, and any other employment agreement, offer letter, handbook, policy or contract;

b.	any and all claims for attorneys’ fees and costs;

c.

any and all claims for promissory estoppel; fraud; misrepresentation; wages, commissions, bonuses, incentives, compensation, severance, separation pay, paid or unpaid leave, or benefits owed; breach of fiduciary duty; breach of covenants of good faith and fair dealing; claims for torts, including but not limited to claims for defamation, intentional or negligent infliction of emotional distress, negligent or intentional misrepresentation, libel, slander, invasion of privacy, tortious interference with contract or with prospective business relations, loss of consortium, assault, battery, personal injury, and negligence; and any other wrongful conduct;

d.

any and all claims for harassment and discrimination, including but not limited to claims based on age, sex, race, religion, national origin, marital status, sexual orientation, gender identification, ancestry, parental status, disability, veteran status and any other status protected by law; claims for wages or benefits owed; claims for wrongful discharge; claims for retaliation; claims for discharge in violation of public policy; claims under Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1871 as amended, the Civil Rights Act of 1866 as amended, sections 1981 through 1988 of Title 42 of the United States Code as amended, the Employee Retirement Income Security Act of 1974 as amended, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act of 1993 as amended, the Immigration Reform and Control Act as amended, the Pregnancy Discrimination Act, the Fair Labor Standards Act as amended, the Equal Pay Act as amended, the Age Discrimination in Employment Act as amended (“ADEA”), the Americans with Disabilities Act as amended, the Worker Adjustment and Retraining Notification Act as amended, the Occupational Safety and Health Act as amended, the Sarbanes-Oxley Act of 2002, the Stored Communications Act, the Electronic Communications Privacy Act, the Older Worker Benefit Protection Act, the Reconstruction Era Civil Rights Acts,  the Vietnam Era Veterans Readjustment Assistance Act, the Rehabilitation Act, the Consolidated Omnibus Budget Reconciliation Act of 1986, the Fair Credit Reporting Act, the National Labor Relations Act, the Texas Commission on Human Rights Act, the Texas Payday Act, the Texas Labor Code, the Massachusetts Wage Act, the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Maternity Leave Act, the Massachusetts Small Necessities Leave Act, Earned Sick Time Law, any and all federal, Texas and Massachusetts employment, wage and hour and other statutes and regulations related to or governing the  employment relationship, and any similar federal, state or local laws, executive orders, ordinances, or regulations;

e.	any and all claims arising from or in any way connected with Employee’s employment, association or other contacts with the Company and the termination of Employee’s employment with the Company;

f.

any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock or other securities of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law; and

g.	any and all federal, state, and local statutory claims.

Employee also specifically waives and releases any and all claims Employee may have against the Company related to Employee’s compensation or benefits from the Company including the payment of wages, bonuses, health benefits, vacation pay, expense reimbursements, severance pay, stock options, or other compensation, and hereby releases the Company from any further duties or obligations under the Employment Agreement.

It is Employee’s express intent to enter into this full and final compromise of any and all claims against the Company whatsoever up to the date Employee signs this Agreement.  Notwithstanding the foregoing, this release is not intended to waive or release any claims that may arise in the future under the ADEA, any rights Employee may have to continue health insurance benefits under certain provisions of COBRA, any claim for vested benefits under the Employee Retirement Income Security Act, any claim for benefits for work related injury or illness under any applicable workers’ compensation law, any claim against the Company for breach of this Agreement, or any other claim or cause of action not legally subject to waiver or release by private agreement under applicable state or federal law.

7.

Waiver of Unknown Claims.  Employee acknowledges that Employee has been advised to consult with legal counsel and that Employee is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his or her favor at the time of executing the release, which, if known, must have materially affected his or her settlement with the releasee.  Employee, being aware of said principle, agrees to expressly waive any rights Employee may have to that effect, as well as under any other statute or common law principles of similar effect.

8.

Release by the Company.  In consideration of the representations, warranties, promises, covenants, and releases provided by Employee, the adequacy and sufficiency of which are acknowledged, the Company, on behalf of itself and its successors and assigns, forever releases the Employee, and his heirs, successors and assigns, from and against any and all claims, damages, causes of action, and liabilities whatsoever, whether known or unknown, absolute or contingent, accrued or unaccrued, that the Company may have or claim to have against Employee up to the date Employee signs this Agreement.  This release includes but is not limited to, any and all claims arising out of any federal, state or local law, ordinance, rule or regulation; claims arising from or in any way connected with Employee’s employment, association or other contacts with the Company and the termination of Employee’s employment; claims based upon express or implied contract and claims for breach of contract; claims for breach of fiduciary duty or of any other duty under applicable corporate law, usurpation of corporate opportunity and corporate waste; claims for promissory estoppel, fraud, misrepresentation, or tortious interference with contract or prospective business relations; claims for breach of any covenant of good faith and fair dealing; claims for torts, including defamation, disparagement, misappropriation of trade secrets, theft, conversion, gross negligence, negligence and any other wrongful conduct; any and all claims for attorney’s fees and costs.

It is the Company’s express intent to enter into this full and final compromise of any and all claims against the Employee whatsoever up to the date Employee signs this Agreement.  Notwithstanding the foregoing, this Release is not intended to waive or release any claims against Employee for any representation or warranty made by Employee in this Agreement or in the event Employee, following the date Employee signs this Agreement, breaches this Agreement, or the Confidential Information, Assignment of Inventions and Noncompetition Agreement attached as Exhibit A to the Employment Agreement (the “Confidentiality Agreement”).

9.

Employee’s Continuing Obligations.  Employee specifically acknowledges and agrees that he continues to be bound by and will abide by the terms of Section 7 of the Employment Agreement and the Confidentiality Agreement, all of which provisions expressly survive the execution of this Agreement and remain in full force and effect as to Employee.  The Company agrees that any post-employment restrictions pursuant to those agreements begin as of the Separation Date.

10.	[Intentionally omitted]

11.

Non-Disparagement.  Employee agrees not to make critical or disparaging oral or written statements or about the Company or its parents, subsidiaries, affiliates, officers, directors, board members, agents, employees, representatives, predecessors, successors, and assigns, including but not limited to critical or disparaging comments concerning the quality of the Company’s financial condition, technology, facilities, products, and services or the Company’s business, financial, or employment practices.  The Company agrees that it will cause its directors and executive officers to not, on behalf of themselves or the Company, make critical or disparaging oral or written statements to any individual or entity about Employee, including disparaging remarks concerning Employee’s employment or job performance.  Employee agrees to direct any inquiries from potential future employers or other persons seeking a reference to the Company’s Chief Executive Officer or Chief Financial Officer, which in response to inquiries or requests for references, shall provide only the inclusive dates of Employee’s employment with the Company and Employee’s job title during such period of employment.  Employee and the Company expressly acknowledge and understand that this Section 11 waives certain rights that they have under the First Amendment to the United States Constitution and similar rights under the Texas Constitution and the Massachusetts Constitution.  Employee and the Company agree and acknowledge that their waiver of these rights is knowing and voluntary and has not been coerced in any way.  Nothing contained herein, however, limits or impairs Employee’s rights under Section 7 of the National Labor Relations Act or eliminates Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or governmental agency that is authorized to enforce or administer laws related to employment.

12.

Return of Company Property.        Employee represents and warrants that Employee (a) has returned or shall, with respect to (b) all such items not actually quarantined in the Company’s coworking space during the COVID-19 crisis, immediately during the 7 day revocation period and (c) all such items actually quarantined in the Company’s coworking space during the COVID-19 crisis, within a commercially reasonable period following the end of such quarantine, return to the Company and in each case will not retain any and all Company-owned property, if any, in Employee’s possession, including but not limited to keys, access cards, computers, cell phones, personal digital assistant devices, Company credit cards, Company documents and files, all email messages sent from or received by Employee’s Company email address, all email messages sent from or received by any other email address of Employee relating to the Company (collectively, “Company Emails”) (in each case whether in hard copy or electronic format and/or all copies thereof, whether or not on Employee’s personal devices), including but not limited to Confidential Information (as defined in the Confidentiality Agreement), and that Employee has returned to the Company all paper copies of, and has deleted from all of Employee’s devices all electronic originals and copies of or removed access to, all Company Emails.  Employee represents and warrants that he is not now in possession, custody or control of any Confidential Information or other property of the Company and that he did not disclose or transfer any Confidential Information or other property of the Company to any person or entity, except as authorized by the Company.  Employee further acknowledges that these obligations are continuing, and Employee agrees to promptly return to the Company any subsequently sent, received or discovered documents or materials (or copies thereof) described in this Section and in the Confidentiality Agreement, including in connection with performing the Future Consultation described in Section 5.  In addition, Employee agrees that promptly following the completion of the Future Consultation described in Section 5 he will delete all Company Emails sent or received by Employee after the Separation Date.  The Company is relying on Employee’s representations and warranties set forth in this Section in entering this Agreement.

13.

No Claim or Charge Filed and Employee Representations.  Employee represents and warrants that Employee has no lawsuits, claims, charges, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company.  Employee also represents that Employee does not intend to bring any claims or file any lawsuit on Employee’s own behalf or on behalf of any other person or entity against the Company.  Nothing contained herein, however, limits or impairs Employee’s rights under Section 7 of the National Labor Relations Act or eliminates Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or governmental agency that is authorized to enforce or administer laws related to employment, against the Company, except that Employee acknowledges and agrees that such filing or participation does not give Employee the right to recover any monetary damages against the Company, such recovery of damages being barred by Employee’s release granted herein.  Employee further represents and warrants that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, PTO, sick leave, vacation time, and other benefits to which Employee may be entitled from any of the Releasees except as provided in this Agreement.  Employee represents and warrants that Employee has been granted all leave (paid or unpaid) to which Employee may have been entitled under the state and/or federal Family and Medical Leave Act and that Employee has not been discriminated or retaliated against due to Employee’s exercise of rights, if any, under the state and/or federal Family and Medical Leave Act.  Employee affirms that Employee has no known workplace injuries or occupational diseases.  Employee further represents and warrants that Employee is not aware of any act, failure to act, practice, policy, or activity of the Company or any of the other Releasees that Employee considers to be or to have been unlawful or potentially unlawful.

14.

No Cooperation.  Employee agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement.  Employee agrees to notify the Company, within seven (7) business days of Employee’s receipt of any such subpoena or court order, and to furnish, within seven (7) business days of its receipt, a copy of such subpoena or other court order.  If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that he cannot provide counsel or assistance.

15.

No Admission of Liability.  This Agreement does not constitute, and shall not be construed as, an admission by the Company of any breach of contract or other violation of any right of Employee, or any harm to Employee of any kind whatsoever, or of any violation of any federal, state, or local statute, law, or regulation.  To the contrary, the Company denies any wrongdoing and denies any liability whatsoever to Employee.

16.

No Re-Employment. Employee agrees and acknowledges that Employee’s employment with the Company is terminated and that Employee will not apply for re-employment or any other service relationship with the Company or any of its subsidiaries, other than as set forth in the Future Consultation provision of Section 5 of this Agreement.  Employee agrees that the Company and its subsidiary companies have no obligation to hire Employee in the future at any location.  Employee agrees that if Employee does become employed with the Company or any of its subsidiaries companies, Employee’s employment may be terminated based upon the limitations of this Agreement.

17.

Entire Agreement.  The undersigned affirm that the terms stated herein constitute the only consideration for their signing this Agreement, that no other promises or agreements of any kind have been made by any person or entity to cause them to execute this Agreement, and that they fully understand the meaning and intent of this Agreement, including but not limited to its final and binding effect.  This Agreement, together with Section 7 of the Employment Agreement, the Confidentiality Agreement, the Stock Option Agreements and the Future Consultation provision set forth in Section 5, contains the entire understanding between the parties hereto concerning the subject matter contained herein and therein and supersedes any prior agreements between the parties.

18.

Governing Law and Venue.  This Agreement is entered into in the State of Texas and shall in all respects be interpreted, enforced, and governed by the internal laws of the State of Texas.  The venue for resolution of any claims or disputes concerning this Agreement shall be solely in the state or federal courts located in and having jurisdiction over Travis County, Texas.  The language of this Agreement shall be construed as a whole, according to its fair meaning, and shall not be construed strictly for or against either of the parties.

19.

Illegal or Invalid Provisions; Waiver.  It is expressly understood and agreed that if any term of this Agreement becomes, or is, declared illegal, invalid, unenforceable, or void, then such provision shall be fully severable, and in lieu of such provision, there shall be added automatically, as a part of this Agreement, a provision as similar as may be possible to such provision and still be legal, valid, and enforceable.  The remainder of the Agreement shall not be impaired thereby, and the Agreement shall otherwise remain in full force and effect.  The terms and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance.  The failure of any party at any time to require performance of any provision hereof shall, in no manner, affect the right at a later date to enforce the same.  No waiver by any party of any condition, or breach by any party of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

20.

Acknowledgement.  Employee acknowledges that Employee is fully aware of all facts with regard to Employee’s rights, including Employee’s rights under the Age Discrimination in Employment Act.  Employee understands and acknowledges that Employee is waiving any and all claims Employee may have against the Company under the Age Discrimination in Employment Act.  Employee also understands and acknowledges that Employee is not waiving or releasing claims under the Age Discrimination in Employment Act that may arise after the date of the execution of this Agreement by Employee.  Employee further understands and acknowledges that Employee was given at least twenty-one (21) days to consider this Agreement and that Employee is only waiving rights in exchange for payments and other consideration in addition to what Employee would otherwise be entitled.  Employee understands and agrees that this Agreement is a binding, legal document.  Employee does not rely upon any representation by the Company in entering into this Agreement except those contained herein.  Employee is advised to consult with an attorney prior to signing this Agreement.  By the signature below Employee states that Employee has either had an opportunity to consult with an attorney with respect to this Agreement or freely waived any opportunity to do so.

21.

Revocation.  Employee may revoke this Agreement at any time, and for any reason, for a period of seven (7) days following Employee’s signing of the Agreement.  Written notice of revocation must be provided to the Company no later than the seventh day following Employee’s execution of this Agreement by delivery of a notice of revocation to Rodney Varner, Chief Executive Officer at 1601 Trinity Street, Bldg B, Suite 3.322, Austin, TX 78712.  Given the current orders regarding shelter in place, the Company’s offices are closed and its employees are working remotely.  As a result, any notice of revocation should also be sent by email to rvarner@genprex.com with a copy to ozburn@slollp.com.  The Agreement is not effective or enforceable until expiration of the seven (7) day period without such revocation.  However, this Agreement becomes fully effective, valid, and irrevocable if it has not been revoked within the seven-day period immediately following Employee’s signing of the Agreement.

22.	Attorneys’ Fees. In the event of a breach of this Agreement, the prevailing party shall be entitled to Attorney’s fees, costs, and expenses.

23.

Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties, their respective heirs, successors, affiliates, corporate parents, subsidiaries, agents, representatives, assigns, executors, administrators, insurers, consultants, contractors, and employees.

24.

General.  Employee acknowledges that the consideration recited in this Agreement is adequate to make it final and binding and is in addition to payments or benefits to which Employee would otherwise be entitled.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, or representations.  The Company and Employee agree that the covenants and/or provisions of this Agreement may not be modified by any subsequent agreement unless the modifying agreement is in writing and is signed by both parties.  EMPLOYEE FURTHER STATES THAT EMPLOYEE HAS CAREFULLY READ THE FOREGOING AGREEMENT, THAT EMPLOYEE KNOWS AND UNDERSTANDS THE CONTENTS THEREOF, THAT EMPLOYEE EXECUTES THE SAME AS EMPLOYEE’S OWN FREE ACT AND DEED, AND THAT EMPLOYEE EXECUTES THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

25.	Execution of Agreement. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes.

DELIVERED TO EMPLOYEE ON APRIL 27, 2020.

EMPLOYEE HAS TWENTY-ONE (21) DAYS FROM THE DATE SET FORTH ABOVE TO CONSIDER AND EXECUTE THIS AGREEMENT.  EMPLOYEE MAY EXECUTE THIS AGREEMENT PRIOR TO THE EXPIRATION OF THIS TWENTY-ONE (21) DAY PERIOD.  TO THE EXTENT EMPLOYEE DOES SO, EMPLOYEE IS ACTING OF EMPLOYEE’S OWN FREE WILL AND ACCORD AND FULLY EXECUTING THIS AGREEMENT AT THAT TIME, SUBJECT TO THE SEVEN (7) DAY REVOCATION PERIOD PROVIDED IN SECTION 21 ABOVE.

ACCEPTED AND AGREED:

 /s/ Julien L. Pham                                                     Date: April 27, 2020
Julien L.  Pham

Genprex, Inc.

By:  /s/ Rodney Varner                                               Date: April 27, 2020
Name: Rodney Varner

Title: Chief Executive Officer